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                                                                   Exhibit 20


NEWS RELEASE

Contact:         Robert M. Burton
                 Director of Corporate Communications
                 (513) 517-7471

FOR IMMEDIATE RELEASE

FEDERAL COURT ENJOINS LUXOTTICA GROUP FROM SETTING RECORD DATE FOR U.S. SHOE SHAREHOLDERS

                 CINCINNATI, OHIO March 23, 1995 - The United States Shoe Corporation (NYSE: USE) announced that the United States District Court for the Southern District of Ohio, Eastern Division, issued an order today prohibiting Luxottica Group from distributing proxy materials or making any public statement suggesting that it has the ability to set the record date for any meeting of U.S. Shoe shareholders.

The judge granted U.S. Shoe's motion, which sought to prohibit Luxottica from distributing false and misleading information in proxy materials relating to an agent designation for a special meeting of U.S. Shoe shareholders.

The order reverses Luxottica's attempt to set record dates for shareholders of U.S. Shoe entitled to vote at the control share acquisition (831) special meeting and for shareholders entitled to execute agent designations for the call of a separate, additional meeting to vote on Luxottica's nominees to the U.S. Shoe Board of Directors.

The order states that "Plaintiffs [Luxottica] are hereby permanently enjoined from making any public statement, any direct statement to U.S. Shoe shareholders, and/or any statement in any proxy or tender offer materials to be delivered to U.S. Shoe shareholders which represents that Plaintiffs have the ability to set or have set...any record date in connection with any meeting of the shareholders of U.S. Shoe."

The Board of Directors of U.S. Shoe has previously stated its determination that Luxottica's $24-a-share tender offer for all outstanding common shares of U.S. Shoe is inadequate and that it recommends to shareholders that they not tender their shares to Luxottica.

U.S. Shoe is a specialty retailer of women's apparel, optical products and footwear, operating 2,349 retail outlets and leased departments in the United States and abroad.